As filed with the Securities and Exchange Commission on September 15, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROTECH HEALTHCARE INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	030408870
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

2600 Technology Drive, Suite 300

Orlando, Florida 32804

(Address of Principal Executive Offices) (Zip Code)

ROTECH HEALTHCARE INC.

COMMON STOCK OPTION PLAN

ROTECH HEALTHCARE INC.

NONEMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

(Full Title of the Plans)

Philip L. Carter

President and Chief Executive Officer

2600 Technology Drive, Suite 300

Orlando, Florida 32804

(Name and Address of Agent For Service)

(407) 822-4600

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Stuart Bressman, Esq.

Brown Raysman Millstein Felder & Steiner LLP

900 Third Avenue

New York, New York 10022

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share, issuable pursuant to Rotech Healthcare Inc. Common Stock Option Plan	4,025,000	$19.98	$80,419,500	$10,189.16
Common Stock, par value $0.0001 per share, issuable pursuant to Rotech Healthcare Inc. Nonemployee Director Restricted Stock Plan	200,000	$19.98	$3,996,000	$506.30

(1)	This Registration Statement shall also cover any additional shares of common stock which may become issuable under the Rotech Healthcare Inc. Common Stock Option Plan and the Rotech Healthcare Inc. Nonemployee Director Restricted Stock Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	The price is estimated pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is based upon the average of the bid and asked prices of the registrant’s common stock as reported in the “pink sheets” by Pink Sheets LLC on September 14, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), the documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be delivered to each participant in the Rotech Healthcare Inc. Common Stock Option Plan and the Rotech Healthcare Inc. Nonemployee Director Restricted Stock Plan. Pursuant to Rule 428 under the Securities Act, these documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus meeting the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Rotech Healthcare Inc. (the “Company”) with the Securities and Exchange Commission are incorporated herein by reference:

(i)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed April 14, 2004.

(ii)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, filed May 17, 2004.

(iii)	The Company’s Current Report on Form 8-K filed on July 6, 2004.

(iv)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed August 16, 2004.

(v)	The description of the Company’s common stock contained in its Registration Statement on Form 8-A, filed on September 15, 2004 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not Applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains policies insuring its and its subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

Article IX of the Company’s certificate of incorporation eliminates in certain circumstances the monetary liability of directors of the Company for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (1) for a breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (4) for transactions from which the director derived an improper personal benefit.

Pursuant to Section 145 of the Delaware General Corporation Law a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons.

On May 21, 2002, the Company’s board of directors authorized the Company to enter into indemnification agreements with each of its officers and directors. These indemnification agreements grant the indemnitee a contractual right to be indemnified by the Company, to the fullest extent permissible under Delaware law, against any and all expenses, including attorneys’ fees, incurred in connection with any actual or threatened suit or other proceeding that may be brought against the Company or its affiliates and to have expenses reimbursed as they are incurred. Consistent with applicable law, however, there are certain circumstances under which the Company is not required to provide indemnification. In particular, the Company is not required to indemnify any indemnitee where such person engaged in willful misconduct, when the indemnitee violated Section 16(b) of the Securities Exchange Act of 1934, or where the indemnitee has been made whole under an insurance policy or other agreement.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.	EXHIBITS

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1	*	Certificate of Incorporation of Rotech Healthcare Inc. (incorporated by reference to Exhibit 3.1 of the registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 15, 2004).

4.2	*	Bylaws of Rotech Healthcare Inc. (incorporated by reference to Exhibit 3.2 of the registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 15, 2004).

4.3		Rotech Healthcare Inc. Common Stock Option Plan.

4.4		Amendment No. 1 to the Rotech Healthcare Inc. Common Stock Option Plan.

4.5	*	Amendment No. 2 to the Rotech Healthcare Inc. Common Stock Option Plan (incorporated by reference to Exhibit 4.1 of the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed with the Securities and Exchange Commission on November 14, 2003).

4.6	*	Amendment No. 3 to the Rotech Healthcare Inc. Common Stock Option Plan (incorporated by reference to Exhibit 4.6 of the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on April 14, 2004).

4.7	*	Form of specimen common stock certificate (incorporated by reference to Exhibit 4.1 of the registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 15, 2004).

4.8	Rotech Healthcare Inc. Nonemployee Director Restricted Stock Plan.

4.9	Form of Restricted Stock Award Agreement.

5	Opinion of Brown Raysman Millstein Felder & Steiner LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Brown Raysman Millstein Felder & Steiner LLP (included in Exhibit 5).

24	Power of Attorney (included in signature page).

*	Previously filed.

ITEM 9.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on the 15th day of September, 2004.

ROTECH HEALTHCARE INC.

By:	/S/ PHILIP L. CARTER
Name:	Philip L. Carter
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Philip L. Carter and Rebecca L. Myers, or either of them, the undersigned’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

/S/ PHILIP L. CARTER Philip L. Carter	President, Chief Executive Officer and Director (Principal Executive Officer)	September 15, 2004

/S/ BARRY E. STEWART Barry E. Stewart	Chief Financial Officer (Principal Financial and Accounting Officer)	September 15, 2004

/S/ ARTHUR J. REIMERS Arthur J. Reimers	Chairman of the Board	September 15, 2004

/S/ EDWARD L. KUNTZ Edward L. Kuntz	Director	September 15, 2004

/S/ WILLIAM J. MERCER William J. Mercer	Director	September 15, 2004

/S/ WILLIAM WALLACE ABBOTT William Wallace Abbott	Director	September 15, 2004

/S/ GUY P. SANSONE Guy P. Sansone	Director	September 15, 2004

/S/ ARTHUR SIEGEL Arthur Siegel	Director	September 15, 2004

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

4.1*	Certificate of Incorporation of Rotech Healthcare Inc. (incorporated by reference to Exhibit 3.1 of the registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 15, 2004).

4.2*	Bylaws of Rotech Healthcare Inc. (incorporated by reference to Exhibit 3.2 of the registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 15, 2004).

4.3	Rotech Healthcare Inc. Common Stock Option Plan.

4.4	Amendment No. 1 to the Rotech Healthcare Inc. Common Stock Option Plan.

4.5*	Amendment No. 2 to the Rotech Healthcare Inc. Common Stock Option Plan (incorporated by reference to Exhibit 4.1 of the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed with the Securities and Exchange Commission on November 14, 2003).

4.6*	Amendment No. 3 to the Rotech Healthcare Inc. Common Stock Option Plan (incorporated by reference to Exhibit 4.6 of the registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on April 14, 2004).

4.7*	Form of specimen common stock certificate (incorporated by reference to Exhibit 4.1 of the registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 15, 2004).

4.8	Rotech Healthcare Inc. Nonemployee Director Restricted Stock Plan.

4.9	Form of Restricted Stock Award Agreement.

5	Opinion of Brown Raysman Millstein Felder & Steiner LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Brown Raysman Millstein Felder & Steiner LLP (included in Exhibit 5).

24	Power of Attorney (included in signature page).

*	Previously filed.